EXHIBIT 14

Santander BanCorp

CODE OF CONDUCT

OF SANTANDER BANCORP

Santander BanCorp

I.   General

1.	Application Scope

•	This Code of Conduct is applicable, generally speaking, to officers and employees of Santander BanCorp its subsidiaries and/or affiliates, hereafter, “Management” or “employee”.

•	By Santander BanCorp, it is understood as Santander BanCorp as well as all the subsidiaries and/or affiliates whose administration, directly or indirectly, is controlled by Santander BanCorp (collectively referred to as “Santander”).

•	It is the responsibility of the Legal and Compliance Committee to determine which personnel of Santander meet the conditions of Management to the effect of this Code of Conduct.

2.	Compliance Commitment

•	Management will comply with the regulations established in this Code containing a group of principles that should govern at all times their conduct in the services they provide within Santander.

•	As Management of Santander, in order to better conduct their inherent responsibilities, they should know and instruct, observe and secure in their working groups the implementation of what has been instituted in this Code of Conduct.

3.	Compliance with law

•	Since the compliance and implementation of the law is a principle of the activities of Santander, Management will strictly adhere to all applicable laws, regulations and policies in the development of their activities in Puerto Rico and the United States, as well as any other codes of conduct of the other entities, if any.

4.	Organization

•	The responsible parties in the matters referred to in this Code of Conduct shall be the Legal and Compliance Committee and the Compliance Director.

II.   Basic Principles

1.	Professional ethics

•	Santander expects from its Management a direct, impartial and honest professional conduct in their undertaking within and outside of the organization where they render services, maintaining the social responsibility that Santander has as a member of the community where it operates.

•	Management will abstain from participating, on behalf of Santander, where their services are rendered, in transactions that are related in some form with personal or family interests, and of influencing in the approval of credit facilities in those cases where they have such interests.

Santander BanCorp

•	Management must exercise extreme measures of good judgment in order to avoid that personal interest may influence in a trial, an action or a professional advice that will be given on behalf of Santander.

•	In general, Management should abstain from having business relationships with any entity of Santander outside of the strict relationship as a client, except with previous written authorization of the Legal and Compliance Committee.

•	Management will not try to attract business to Santander by means of illegal, immoral activities or that they transgress the established principles in this Code of Conduct.

•	The acceptance of any type of income and commissions originated in transactions made on behalf of Santander is prohibited, as well as obtaining profit from the rank and job position in their own benefit.

•	Management will not give special treatment or work conditions based on personal or family relationships. All the professional decisions that concern personnel will be adopted impartially and objectively, always acting on behalf of Santander.

•	The frequent attendance to the casinos and, in general, gambling is discouraged. In any event, they should not be conducted with clients, suppliers, intermediaries or associates.

•	Any officer that is arrested and accused in a legal process should, within seven days following the receipt of the notification, communicate it to his immediate superior who in turn will timely inform the Compliance Director.

2.	Dedication

•	Management should dedicate to Santander all the necessary efforts and capacity for the best exercise of their functions, participating in the additional responsibilities that the institution may assign them, according to their abilities.

•	Compensated or non-compensated professional services to clients of Santander or to other financial entities or companies or persons that perform activities which compete with Santander are prohibited, except with expressed authorization of the Compliance Director.

3.	Professionalism

•	No type of activities will be performed that can predictably harm the interests or the image of the institution, or to affect the independence of the officer.

•	Management will use proper prudence and interest in the execution of their work, based upon their opinions and the recommendations that they provide on sufficient and reliable data.

•	In the determination of the prices of the transactions that they intervene in, Management will conform to applicable rules according to the type transaction and, if pertinent, to the rules and rates established by Santander. At any rate, the exceptions will be within the limits that his Director has authorized each employee.

•	Management will carry out the accounting of any transactions with accuracy and they will rigorously adhere to the rules and procedures in effect in Santander, especially involving authorized limits.

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•	Management will put special emphasis and attention to the protection, care and safeguard of the assets of the institution or those deposited with the institution, abstaining at from acquiring, using, taxing or disposing of assets without the essential authorization.

•	Management will give special protection to the information systems and operational records, complying with and assuring compliance with the established rules of security and control, as well as adopting necessary precautions for the continuity of the normal operation of the institution.

•	Management use of the assets, facilities and means at their disposal, as well as the expenses incurred by Santander, should be adjusted to the needs for the progress of those duties that have been assigned to them. The principle of austerity should always be present, as well as previously obtaining the necessary authorization in each case and present the corresponding justifications according to the respective rules established by Santander.

•	Management will observe the rules related to job safety, to the effect of preventing and minimizing labor risks.

•	Management will observe the rules contained in the Money Laundering Prevention Manual of Santander.

4.	Personal investments

•	Officers can perform as a general rule, investments in negotiable instruments in liquid markets, as well as in any other investments in which the information is public, provided this investment is not one of high speculation level. In case of doubt, they should consult with the Compliance Director.

Transactions of high speculation level are considered those that are made with the intent of immediate profit, those that are carried out in a recurrent or repetitive manner, those that lack enough justification in the ordinary course of business and those that, for their rate, risk or volatility, require a continuous or frequent monitoring of the market which interferes or could affect the work activity of the employee in Santander.

It is recommended that Management conduct their transactions in the stock markets through Santander. Generally speaking, this recommendation is carried out with the purchase and sale orders of instruments through any institution of Santander, where they will be directed to the affiliated brokerage house.

•	The purchase as well as the sale of stock and other instruments of Santander BanCorp and Santander entity for which the employee reports to, must be notified prior to the transaction to the Compliance Director.

Santander shall mean, in addition to Santander BanCorp, all the affiliates, at national and international level, whose direct or indirect administration is controlled by Santander.

•	Management will not conduct any transaction for their own when they have Reserved and/or Privileged Information as a consequence of the job position that they have with Santander.

Reserved Information shall mean any information related to the stock market which is of confidential nature, in the sense of not being public, of which Management has knowledge due to their own position or function and that, for their content and significance in connection with the stock price could, at any given moment, constitute Privileged Information.

Santander BanCorp

Privileged Information shall mean any information of solid nature that refers to one or several stocks and one or several stock issuers that has not become public and that, if it had been made a pubic fact, could influence or could have influenced in a substantial way on the price of such stock.

•	Management personnel to which the “Code of Conduct of Santander in the Stock Markets” is applied to, will conduct their personal investments in accordance to the policies set forth in the aforementioned Code.

•	Management should avoid excessive indebtedness to finance short-term Stock Markets transactions, since it could lead to a detriment of his professional activity. Management is not allowed to conduct overdraft transactions or without the sufficient funds.

•	Management will not be able to acquire, under his name or related persons, assets or goods belonging to Santander, except in those cases where the transaction is the result of a transparent offer process and of non-limiting nature, in which objective adjudication criteria are applied.

•	For purposes of the provisions mentioned in this section, the Compliance Director has the faculty and authority to act upon the approvals and information requests that are deemed necessary, and the employee should facilitate the documentation and information requested from him.

III.   Conflicts of Interest

•	In the course of their service, Management will place the interests of Santander and of their clients above their own interests, of their relatives or of related third parties.

•	Management, specifically those with decision making authority over the acquisition of suppliers and services or establishing the economic conditions of the transactions carried out on behalf of Santander, will avoid any type of interference with clients, suppliers, intermediaries, associates or third parties that can affect their impartiality and objectivity.

•	The engaging of external suppliers and services will be made according to the established procedures in each case. In the event that there are no established procedures, a transparent process should be conducted attuned to the criteria of objectivity, publicity and concurrence.

•	Management will not accept, without previous written authorization of the Legal and Compliance Committee, fiduciary obligations, agency or powers of attorney from clients’ (except those that are related to for family relationships), suppliers, intermediaries or associates of Santander. The correspondence to be retained and remitted to the clients by the institution will be allowed only when there is expressed and authenticated authorization from the client.

•	Management will avoid exclusivity relationships as a result from the institution’s relation with certain clients that may hinder the relationship with other Management or may affect the free and direct use by the clients of other channels at their disposal within Santander.

•	Management should not, personally or through a second party, accept gifts, invitations, favors or any other type of compensation, in cash or of any other nature, from clients, suppliers, intermediaries, associates, political parties or associations and professional, non-profit or civic associations or organizations.

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•	The following are not included within the previous categories:

a)	Inexpensive promotional objects from suppliers.

b)	Gifts of reasonable value given in commonly celebrated events or occasions such as: promotions, weddings, new positions, and retirements, Christmas, amongst others. The Bank has established a limit of one hundred fifty dollars ($150.00) for this purpose, never in cash.

c)	Bonuses, compensations or reimbursements from civic or non-profit organizations, of which the employee has been a member or collaborator and has been previously authorized.

d)	The normal invitations that do not exceed the limits considered reasonable in social events. Food, refreshments, accommodations or lodging in trips, entertainment, all of reasonable value. These will be incurred in the course of a meeting or other occasion, which purpose is to carry out a business deal and they will be paid the Bank or member of the Bank as a reasonable business expense, if they are not paid by another institution or another person. The Bank has established the amount of one hundred fifty dollars ($150.00) for these purposes.

e)	Loans from other financial institutions or banks at the normal terms to finance normal needs such as mortgage loans at the customary terms of the market, except when prohibited by law.

f)	Discounts or refunds in goods or services that do not exceed those offered to other clients.

g)	Awards from civic, non-profit, educational, religious organizations in recognition of services or achievements. The Compliance Director will previously authorize any gifts of this nature but never in cash.

h)	Advertising or promotional material which value is reasonable such as: pens, pencils, key rings, and calendars, among other similar articles, that are given away to other clients.

•	Any invitation or gift of any type that, because of its quality, frequency or nature, may be interpreted by the employee as a deliberate form of affecting his self-determination, impartiality or criteria, will be communicated to the Compliance Director.

•	Any other gift that has a higher value than $150.00 must be previously authorized by the Area Director. Even a gift that does not exceed the previous quantity should not be accepted if to a reasonable observer it can seem that it may influence in the decision making of the employee that receives it.

•	Management will not, personally or through another party, borrow money from suppliers, clients, intermediaries, associates or other professionals. Borrowing is only authorized with credit institutions of recognized status whose part of its customary activities is the granting of loans to the public, except with the authorization of the Compliance Director.

•	All doubts related to situations and transactions that could bear possible conflicts of interest will be consulted by Management with the Compliance Director.

Santander BanCorp

IV.   Confidentiality

•	Without prejudice in the observance of any stricter Code of duties, Management shall keep absolute professional secrecy regarding all the data, news, reports, accounts, balances, objectives and other information of Santander that has not been previously made public by the institution, not providing it to third parties unrelated to the normal operation of the business, neither use it for profit or personal advantage or of their relatives.

•	In accordance with this Code, Confidential Information shall be considered the non public information, acquired as a consequence of the functions entrusted to Management referring, among other matters, to strategies, business, launching plans for new products and their characteristics, information systems, procedures manuals, clients lists and data.

•	This obligation of confidentiality will be of indefinite nature, even after the employee is no longer with Santander.

•	When the Confidential Information is relevant to the value of any securities or negotiable instrument in the stock market, the applicable rule will be set forth in the “Stock Market Code of Conduct for Santander”, in which the principles and actions are established with regards to the Reserved and Privileged Information. Any doubt in this respect will be consulted with the Compliance Director.

•	The confidentiality and the correct use of clients’ information is a basic principle of the bank business. The obligation is to safeguard the most rigorous professional secrecy on all the positions, operations, balances, financial information, previous knowledge of management changes and, in general, about all information that is known by reason of the work relationship and as a consequence of it and not accessible to the general public.

Disclosure to third parties of client’s Confidential Information can only be executed with their previous authorization or by virtue of a legal requirement.

•	The obtaining and use of clients’ information shall respond to criteria of maximum security, truthfulness and accuracy, guaranteeing the right to privacy and respecting the established regulations on protection of personal data without being used for any purpose not related to Santander.

•	Also of confidential nature is the information regarding private data of the Directors, Management and other professionals of Santander, as well as that related to their accounts and positions within Santander, compensation, evaluation and medical records. The access to this information or its disclosure, as long as it is allowed by the applicable legislation, must be properly based on the application of this Code or of other regulations, being absolutely forbidden in any other case.

•	Santander has and preserves the ownership of the property, use rights and intellectual property of the courses, projects, programs and computer systems, equipment, manuals, videos and other devices and rights created, developed, or received by Management in the fulfillment of their position, without using them for other means not related to Santander. In the event of terminating the service or employment with Santander, the employee will return all the material in his possession.

•	Management will abstain from disclosing any information relative to the rights, licenses, programs, systems, applications, procedures, knowledge and, in general, technology and “know-how” which ownership or use rights corresponds to any entity of Santander.

Santander BanCorp

•	It is absolutely forbidden to make photocopies, give or allow access to Confidential Information or to disclose or to allow the disclosure of Confidential Information to officers or employees of Santander that are not properly authorized to receive this information or to people or institutions outside of the Bank, unless they are forced by a Court order, required by a regulatory or administrative agency or by a legal representative with previous authorization from the account holder or debtor, in which case, it will be channeled through the Legal Requirements Unit of Santander.

•	It is absolutely disallowed to inform the clients or third parties, except organisms and persons specifically designated internally and to the pertinent Government agency, the fact that information has been forwarded, or that the Government agency has requested information or that he is being investigated for a possible relation to money laundering.

•	It is an essential condition in order to obtain employment, the knowledge and acceptance of the confidentiality provisions of this section and a condition to continue as an employee of the Bank, not to use under any circumstances the Confidential Information for their own benefit or of a third party, but only and exclusively for the benefit of Santander.

•	The institution will request any temporary or permanent court orders that are necessary to avoid or to correct a violation to this section, in addition, it will request payment for any damages caused by a violation to the same. Furthermore, any violation to this section constitutes just cause for termination.

V.   External and Governmental Relations

1.	External Relations

•	In the relationship with clients, consultants and management of other institutions that provide similar services as Santander, the confidentiality provisions set forth herein shall be respected and the conduct that Management displays will not be deemed as disloyal competition.

•	In the relationships and personal contacts with clients, suppliers, intermediaries or associates of Santander, Management will act prudently, informing the respective Department Director in Santander in order to optimize the service or business to be conducted.

•	Management participation in courses, seminars or similar activities, due to their functions in Santander, will require the previous authorization of their Area Director.

2.	Relations with the Media

•	The relationships of Management with the media will be conducted through the Corporate Communications Department.

•	Other than the items mentioned in the previous section, Management should not make any public statements.

•	Management will prevent that comments be made or rumors spread that can damage the image of Santander, of the unit where they work and/or of their competitors or of their clients.

3.	Governmental Relations

•	Management will maintain an attitude of respect and full collaboration with the government representatives in their respective area of competence.

Santander BanCorp

•	The information requests, as well as the execution orders that are received from the Government in the exercise of their functions, will be timely recorded by the employee authorized to receive them. Necessary legal advice by authorized professionals will be sought to answer or execute in a timely manner and a copy of the information provided will be kept, properly stamped by the agency requesting it.

In case the agency contacts Management, through telephone or in writing, in connection with any activity conducted by Santander in the stock market, the Compliance Director must be notified immediately.

•	It is prohibited to offer any benefit, favor or personal compensation to a public officer that can be deemed as an offer with the purpose of obtaining or retaining business for Santander or to approve an unfair resolution.

•	Any invitations or other social event that may have government officials as the beneficiary shall be performed cautiously and shall never give rise to an interpretation of impropriety, in the sense of questioning the morality or integrity of the Management of Santander.

4.	Political activities

•	Employees who in their practice of their legitimate rights and public freedom belong or collaborate with a political party shall take special care of not involving, relate or affect the name and the image of Santander.

•	Prior to the acceptance of any appointment of political nature, the employee shall send a communication to the Compliance Director indicating the nature of the position, as well as any incompatibility that the position may have with regards to the exercise of his functions as an officer of Santander.

•	In the contributions or services of any type that an employee may render to political parties, associations or candidates, it shall be clear at all times that they correspond to their personal and exclusive circumstances, without any relationship or professional relation with Santander and always subordinated to their compatibility with principles set forth in this Code.

•	Corporate Activities with Government Officers

•	The Federal Law on Contributions to Political Campaigns and the Electoral Law of Puerto Rico prohibits financial institutions to make political contributions for electoral purposes. This means: contributions for purposes of the Electoral Law of Puerto Rico, any contract, promise or agreement of carrying out, being or not legally executable, or the realization of a contribution in money or in any other form; subscription, loan, advance, transfer or deposit of money or of any other thing of value, or the fact of guaranteeing jointly a loan or obligation of any nature. Also, it will mean any donation made by any person, including the candidates themselves and their relatives, in any kind of fund-raising activity conducted by a political party or candidate, including, but without being limited to: banquets, raffles, marathons and others in Puerto Rico. Under no circumstances, employees of Santander will request from other employees political contributions or pressure to contribute to any political organization. The conduct of our employees cannot give margin that is perceived as trying to obtain benefits or connections for the Santander.

•	“FOREIGN CORRUPT PRACTICES ACT” (FCPA)

Santander BanCorp

•	The “Foreign Corrupt Practices Act” (FCPA) prohibits institutions, employees and agents of institutions that issue investment instruments of the United States to use directly or indirectly the interstate trade with the purpose of offering, promising, or authorizing the delivery of valuable items to a foreign officer, foreign political party, officer or candidate of a foreign political party, with the purpose of obtaining or engaging in business. 15 U.S.C. SEC. 78dd-1. The FCPA dispositions are applicable to Santander because investment instruments are issued in the United States.

•	The FCPA also prohibits the deliberate use of agents to obtain the same result, by means of delivery of a valuable item to the agent so that he sends it or delivers it, 15 U.S.C. Sec. 78dd-1 (to) (3), and additionally, prohibits payments designed with the purpose of inducing a foreign public officer to make a discretionary decision (i.e. the granting of a contract). To facilitate the transactions in foreign countries, the FCPA excludes from the prohibited list of acts the payments made to process or to assure carrying out a routine government action (i.e., to obtain permits or municipal services).

•	It is not a defense against a violation of FCPA that the foreign officer demands a payment. However, it is a defense if that payment is considered legitimate according to the laws or regulations of the foreign country, or that it responded to a reasonable expense related to the promotion of a product or the completion of a contract between the issuer and the foreign country.

•	All parties subject to compliance with the FCPA are required to maintain internal systems of accounting and records that can demonstrate that they don’t make “undue” payments that are not reflected in these records.

•	Santander does not allow its employees to get involved in activities that could be deemed as trying to infringe the FCPA. It will be the responsibility of the officer assigned to make payments abroad in the course of bank operations, to abstain from making such payment and to obtain authorization from the Human Resources Department if he understands that the payment that is demanded is of questionable nature.

•	The officer in charge of any transaction should make sure that the payments that are made in favor of a foreign officer, a foreign political party or a foreign candidate are identified as such and keep a record of these payments.

VI.   Reporting Violations and Financial Integrity

1.	Reporting Violations

•	Employees are encouraged to submit any concerns or complaints anonymously and/or confidentially regarding violations of this Code, accounting, internal accounting controls or auditing matters, harassment, discrimination, or any other issued to Santander’s Audit Committee e-mail available in Santander’s Intranet or mail to Santander BanCorp Audit Committee P.O. Box 195363 San Juan, PR 00919-5363.

•	The values and responsibilities outlined in this Code are important to the Santander and must be taken seriously by all employees. As a result, violations of these values and responsibilities will not be tolerated. Employees are encouraged to speak to their supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation.

Santander BanCorp

•	Employees are also encouraged to promptly report information or knowledge of any act in violation of the laws, rules, regulations or this Code, or which they believe to be unethical.

•	In no event will any action be taken against an employee for making a complaint or reporting, in good faith, known or suspected violations of this Code or any Santander policy.

•	Any report by an employee or director will be kept confidential to the extent permitted by law and regulation and Santander’s liability to address these concerns.

2.	Financial Integrity

•	If Santander is required to prepare an accounting restatement due to a material noncompliance, as a result of misconduct, with any financial reporting requirement under the Securities Laws, any employee responsible for such noncompliance, including the chief executive officer, Chief Operations Officer, and Chief Accounting Officer shall reimburse Santander for—

(1)	any bonus or other incentive-based compensation received by that person from Santander during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission or any other regulator (whichever first occurs) of the financial document embodying such financial reporting requirement; and

(2)	any profits realized from the sale of securities of the issuer during that 12-month period.

VII.   Disciplinary Measures

•	Non-compliance with the regulations of this Code could, in any event, result in the adoption of disciplinary measures, which may include the dismissal of the employee.

•	The Legal and Compliance Committee will be responsible to examine and recommend to the Human Resources Department any actions that may be necessary for any violation or potential violation committed by the non-compliance of this Code.

•	The Audit Department will facilitate to the Legal and Compliance Committee the necessary information to review and recommend to the Human Resources Department, who will be in charge of taking any action.

•	The Compliance Director will have the authority to review and propose the measures to be taken for any violations to this Code. These proposals will not be of binding nature. In these cases, the Human Resources Director will issue the necessary response and provide for its implementation.

When it pertains to violations to this Code perpetrated by Directors of Santander, the Legal and Compliance Committee will be authorized to review and recommend to the Board of Directors the corresponding resolution.

Santander BanCorp

VIII.   Legal and Compliance Committee

1.	Composition

•	The Legal and Compliance Committee will be constituted by six regular members, which shall include the President, the Compliance Director, the Human Resources Director, and the Auditor of Santander. The President of Santander will be President of this Committee and will also be entrusted for instituting and implementing the compliance structure of the entities of Santander.

•	The duration of the appointment as member of the Legal and Compliance Committee will be indefinite.

•	The Legal and Compliance Committee will name a Secretary who will not be a regular member of the Committee. The functions will be to convene the meetings of the Legal and Compliance Committee to keep records of their meetings, as well as the custodian of the minutes.

•	The Legal and Compliance Committee, through the Secretary of Santander, will inform the Board of Directors of Santander or its Audit Committee.

2.	Functions

•	It is the responsibility of the Legal and Compliance Committee to implement and enforce compliance of this Code and other corresponding regulations, current or forthcoming, the establishment and development of the necessary procedures for the observance of this Code, as well as the interpretation, administration and supervision of the performance rules contained in this Code and the resolution of the conflicts that its application could represent. This will be performed without infringement on the specific functions that correspond to the Human Resources Director.

•	The Legal and Compliance Committee will establish the appropriate coordination of the provisions in this Code with other entities of Santander located outside of Puerto Rico and may issue policies and instructions for its development, compliance and interpretation.

•	The Compliance Director will exercise the executive functions of the Legal and Compliance Committee within the guidelines issued by the Committee.

•	For conducting their functions, the Legal and Compliance Committee and the Compliance Director will have ample authority and, to this effect, they will have access to all documentation and information they may gather from the persons, subject entities, organizations and employees of Santander.

3.	Meetings

•	The Legal and Compliance Committee shall meet at least once every quarter, at the request of its President and, in any event, at the request of any of its members.

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IX.   Validity and Derogation

This Code will be compulsory for all Santander personnel commencing on the date of disclosure and acceptance by its employees. Until such a time, the applicable Code of Conduct will continue in effect. Without prejudice to the above-mentioned, the references in this Code that may be made regarding any control organization will be understood as performed in accordance to any measures approved by the Legal and Compliance Committee.

X.   Waivers

As required by rules of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, any waiver of this Code for any Director, Executive Officer, or Senior Financial Officer of Santander may be made only by the Board of Directors or a Board Committee and will be promptly disclosed to the public.